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                                                                      Exhibit 99

                                                Contact:   Michael B. Moneymaker
                                                Vice President and CFO
                                                CFW Communications
                                                Phone:  (540) 946-3531
FOR IMMEDIATE RELEASE                           Fax:    (540) 946-3595
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                           CFW COMMUNICATIONS COMPANY
                         RENEWS SHAREHOLDER RIGHTS PLAN

     Waynesboro, Virginia, February 29, 2000 - CFW Communications Company (NASDAQ:CFWC) announced today that its board of directors has adopted a new shareholder rights plan, which became effective at the close of business February 26, 2000. The new shareholder rights plan replaces the company's prior plan, which was adopted in 1990 and expired February 26, 2000. The new plan includes provisions similar to those in the prior plan. Like the prior plan, the new plan is intended to ensure that all CFW shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the company.

     The primary objective of the rights plan is to encourage potential acquirers to negotiate with the company's board of directors. The plan has no immediate dilutive effect and does not diminish the ability of CFW or its shareholders to accept a fair acquisition offer. CFW said it is not aware of any efforts to acquire control of the company.

     The rights under the plan will be evidenced initially by each share of the company's common stock. The rights will be triggered after a person or group acquires beneficial ownership of 15 percent or more of the common stock without prior approval of the company's board of directors. The rights will expire on February 26, 2010. A summary of the principal features of this plan will be mailed in March to the CFW shareholders of record as of February 10, 2000.

     CFW Communications is an integrated communications provider with headquarters in Waynesboro, Virginia. The company provides a broad range of products and services to customers in Virginia, West Virginia, Kentucky, and Tennessee including digital PCS, dial-up Internet access, high-speed data transmission, DSL (high-speed Internet access), and local telephone service to businesses and long distance telephone services to business and residential customers. Detailed information about CFW Communications is available online at

www.cfw.com.
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